                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Devon Energy Corporation:


We consent to incorporation by reference herein of our report dated November 8, 2000, relating to the supplemental consolidated balance sheets of Devon Energy Corporation and subsidiaries as of December 31, 1999 and 1998 and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the August 29, 2000 report on Form 8-K of Devon Energy Corporation and to the related reference to our firm under the heading "Experts" in the Registration Statement.

KPMG LLP

Oklahoma City, Oklahoma
November 14, 2000